The Gabelli Utilities Fund POS EX

Exhibit 28.(a)(3)

SUPPLEMENTAL DECLARATION OF TRUST

TO THE

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

OF

THE GABELLI UTILITIES FUND

SUPPLEMENTAL DECLARATION OF TRUST to the AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST of The Gabelli Utilities Fund (the "Trust") made August 19, 2009 (the "Declaration of Trust").

WHEREAS, Section 5.3 of the Declaration of Trust gives the Trustees of the Trust exclusive power, without the requirement of shareholder approval, to establish and designate such separate and distinct Classes of Shares of the Trust and to fix and determine the relative rights, terms, conditions and expenses applicable to each Class of Shares, if authorized by a vote of a majority of the Trustees then in office, including the Trustees who are not interested persons of the Trust.

NOW THEREFORE, the undersigned, being at least a majority of the Trustees of the Trust, hereby take the following action:

Section 1. Effective as of June 1, 2022, the sub-series of the Trust known as The Gabelli Utilities Fund Class C Shares shall be known as The Gabelli Utilities Fund Class C1 Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of June 1, 2022.

/s/ Anthony J. Colavita	/s/ Vincent D. Enright
Anthony J. Colavita	Vincent D. Enright
/s/ Mario J. Gabelli	/s/ Mary E. Hauck
Mario J. Gabelli	Mary E. Hauck
/s/ Kuni Nakamura	/s/ Werner J. Roeder
Kuni Nakamura	Werner J. Roeder